Exhibit 99.1

Republic Services Names Charles F. Serianni

Executive Vice President and Chief Financial Officer

PHOENIX (Aug. 25, 2014) – Republic Services, Inc. (NYSE:RSG) today announced that Charles F. “Chuck” Serianni, 52, has been named executive vice president and chief financial officer, effective immediately. Mr. Serianni has been with Republic for 17 years and has held senior field and corporate finance positions of increasing responsibility, including senior vice president and chief accounting officer. Mr. Serianni succeeds Glenn A. Culpepper who has left the Company to pursue other opportunities.

“Chuck’s broad financial experience and long, successful tenure at Republic position him and the Company for continued success. He is a proven member of our leadership team and has a deep understanding of Republic and our business objectives that drive long-term growth and shareholder value,” stated president and chief executive officer, Donald W. Slager. “This appointment reflects Republic’s ongoing commitment to our succession planning process, which is designed to ensure seamless leadership transitions. We look forward to Chuck’s leadership and counsel as we create America’s preferred recycling and solid waste partner.”

Slager added, “We would like to thank Glenn for his contributions and leadership to Republic Services and wish him the best in his future endeavors.”

Serianni has 30 years of corporate financial experience. He joined Republic Services in 1997 and during his tenure has brought key leadership and collaboration to strategic business opportunities in order to successfully advance the Company’s goals and objectives. Serianni has significant experience with Securities and Exchange Commission rules and regulations, mergers and acquisitions, operational accounting, treasury and insurance.

Spanning across field and corporate-level positions, Serianni has held progressively more responsible positions, including senior vice president and chief accounting officer and vice president, controller for West Region operations. Prior to Republic, Serianni held finance positions at Sunglass Hut International, Inc. and Deloitte & Touche. He is a certified public accountant and received his Bachelor of Science degree from the University of Dayton.

Serianni said, “Since joining the Company back in 1997, I have had the unique pleasure and pride in seeing Republic Services evolve into the growth-oriented, customer-focused organization that it is today. I look forward to the opportunity to continue Republic’s strong legacy as its chief financial officer, as we continue to execute our strategy to deliver consistent earnings and cash flow growth.”

About Republic Services:

Republic Services, Inc. is an industry leader in U.S. non-hazardous solid waste and recycling. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges. For more information, visit the Republic website at republicservices.com.

For more information, contact:

Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@republicservices.com	irelations@republicservices.com

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